SHARE PURCHASE AGREEMENT

BETWEEN

Clenergen India

And

Enkem Engineers Private Limited

i

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is executed on this 12th day of December 2009 by and between:

1.
[Clenergen India Private Limite, a company incorporated under the provisions of the Companies Act, with its registered office at 36 A, Cathedral Garden Road, Chennai 600 034 ("Clenergen") (hereinafter referred to as the "Purchaser", which expression shall unless repugnant to the context thereof be deemed to mean and include its successors in business and assigns, respectively);

2.
Enkem Engineers Private Limited, a company incorporated under the provisions of the Companies Act with its registered office at _No. 824, Poonnamalleee_High Road, Chennai 600 010_ ("Enkem") and, (hereinafter  referred to as the "Seller", which expression shall unless repugnant to the context thereof be deemed to mean and include their successors in business and assigns, respectively);

3.
United Bio Fuels Private Limited a company incorporated under the provisions of the Companies Act, with its registered office at 824, Poonnamallee High Road, Chennai 600 010 (hereinafter referred to as the "Company" which expression shall unless repugnant to the context thereof be deemed to mean and include its successors in business and permitted assigns) as the confirming party to this Agreement.

The Seller and the Purchaser are individually referred to as a "Party"
WHEREAS:

A.	The Company is engaged in the business of [power generation through biodegradable resources such as poultry litter.]

B.
The Company has at the date hereof, an authorised share capital of  9000000  equity shares  of Rs. 10 each aggregating to Rs. 90 Milllions  and that the Seller own33.5%of the fully paid up subscribed share capital of the Company on a Fully Diluted Basis aggregating to 7320564 equity shares of Rs. 10 each (collectively the "Shares").

C.
It is the intention of the Parties that upon the consummation of the sale and purchase of the shares pursuant to this Agreement, the Purchaser shall own the entire issued and subscribed share capital of the Company, together with all the rights, economic value and benefits pertaining thereto.

D.
The Seller has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Seller the shareholding in the Company, for the Purchase Consideration (as defined hereunder) in accordance with the terms and conditions set forth in this Agreement ("Share Purchase")

NOW THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES SET OUT BELOW, THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following words and expressions shall, unless the context otherwise requires, have the meanings set out below:

"Accounts" means the audited financial statements of the Company comprising the balance sheet of the Company, the consolidated balance sheet, profit and loss account and cash flow statement, together with the notes thereon, directors' report and auditors' certificate, as at and for the financial period ended on the Accounts Date;

"Accounts Date" means 31 March, 2009

"Affiliate" means any entity that controls or is controlled by, directly or indirectly, or is under common control of a Party, where "control" and "controlled by" means the possession of the power to influence the management and policies of such entity, whether through the ownership of voting stock of such entity, by contract or otherwise;

"Agreement" means this share purchase agreement including all Schedules;

"Articles" means the articles of association of the Company;

"Assets" means the assets/properties of the Company or any part(s) thereof and "Asset" means any one of them

"Board of Directors" shall mean the board of directors of the Company;

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in India and Mauritius and  are authorized or permitted by applicable law to close.

"Closing" means the  of the Share Purchase in accordance with Clause 6 and the recording of the Purchasers as the registered holders of the Shares in the register of members of the Company;

"Closing Date" means the date on which Closing takes place which shall be on the _14th December 2009 Business Day following the date on which the Seller notify the Purchaser of the fulfilment by the Seller of its obligations in accordance with Clause 4 or such other date as may be notified to the Purchaser by the Seller;

"Company" shall have the meaning ascribed to it in the preamble of this Agreement;

"Companies Act" means the Companies Act, 1956;

"Conditions Precedent" shall have the meaning ascribed to it in Clause 4.1;

"Disclosure Schedule" shall have the meaning ascribed to it in Clause 7.7;

"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, security interest or other third party right or interest (legal or equitable) over or in respect of the relevant Asset, security or right including the Shares;

"Financials" means:

(i)	the audited balance sheet as of March 31, 2009, and the related statements of income, cash flow and other information that are more particularly set out in Schedule III;

"Government Entity" means and includes central/federal, state and local authorities to which the Parties are subject;

"Interim Period" means the period between the date of this Agreement and the earlier of the date of termination of this Agreement and the Closing Date;

"Long Stop Date" means December 14 th 2009 or such other date decided exclusively by the Purchasers;

"Material Adverse Effect" means any change, event or effect other than in the ordinary course of business and consistent with past practice, that is, likely to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, property prospects or results of operation of the Company taken as a whole.

"Memorandum" means the memorandum of association of the Company;

"Person" means any company or association or body of individuals, whether incorporated or not;

"Purchase Consideration" shall have the meaning ascribed to it in Clause 3.1;

"RBI" means the Reserve Bank of India;

"Rs." or "Rupees" means the lawful currency of India;

"Share Purchase" shall have the meaning ascribed to it in Recital D;

"Shares" means 909,250 unpledged equity shares of Rs. 10 each of the Company, issued and held by the Seller, constituting the shareholding of the Seller in the  Company, including all legal and beneficial interest in the Shares and equity shares held by the financial investors who have confirmed the terms  laid down in the Offer Letter issued by Clenergen to the Company which would  along with pledged shares together with the Seller’s Shareholding encompass 100% of the issued and paid up capital of the Company

"Tax" shall means (a) any and all taxes, assessments and other charges, duties, impositions and similar liabilities imposed by any Government Entity, including taxes based upon or measured by gross receipts, income, profits, sales and value added, withholding, payroll, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts by the Company as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts by the Company as a result of any express obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity; and

"Warranties" means the representations, warranties, covenants and undertakings set out in this Agreement and particularly in Clause 7 and Schedule IV.

1.2	Interpretation

In this Agreement unless the context otherwise requires:

(a)
references to any statute or statutory provision or order or regulation made there under shall include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof;

(b)	headings to Clauses are for information only and shall not form part of the operative provisions of this Agreement and shall not be taken into consideration in its interpretation or construction;

(c)	references to Recitals, Clauses or Schedules are, unless the context otherwise requires, to recitals to, clauses of or schedules to this Agreement;

(d)	unless the context otherwise requires, reference to one gender includes a reference to the other, words importing the singular include the plural and vice versa;

(e)	references to the words "include" or "including" shall be construed as being suffixed by the words "without limitation";

(f)	a reference to a day, month or year is relevant to a day, month or year in accordance with the Gregorian calendar; unless otherwise specified in this Agreement;

(g)	a reference to an agreement, deed, instrument or other document include the same as amended, novated, supplemented, varied or replaced from time to time;

(h)	the expression "writing" or "written" shall include communications by notice, telex, telegram, facsimile (fax) and letter; and

(i)	Unless the context otherwise requires, reference to one gender includes a reference to the other, words importing the singular include the plural and vice versa

(J)	The obligations and liabilities of the Sellers under this Agreement shall be joint and several.

2.	SHARE PURCHASE

2.1
In accordance with and subject to the terms of this Agreement, the Seller shall sell, transfer, convey and the Purchasers shall purchase the Shares from the Seller, on and with effect from the Closing Date, free from all Encumbrances except those ____ of Equity Shares which are pledged with IREDA and together with all accrued benefits and attached rights and all dividends declared after the Accounts Date in respect of the Shares. The Seller shall ensure and take all necessary steps to have the pledged shares transferred to the Sellers herein upon closure of the loan outstanding to IREDA for a consideration of Re. 1/-

2.2
The shareholding of the Company after successful consummation of the Closing,and considering the pledged shares are subsequently transferred after closing date by IREDA shall be held by the Purchaser herein.

3.	PURCHASE CONSIDERATION

3.1
In consideration for the sale and transfer of the Shares by the Seller as set out in Clause 2, the Purchasers shall pay a total consideration of Rs. 7.5 Millions ("Purchase Consideration") to the Seller and to the other financial shareholders, details of which are set out in Schedule II (The amounts are already placed  with ABN Amro Bank N.V., Harrington Road, Chennai 600031.  The Purchasers hereby agree to  pay a sum not exceeding Rs. 70 Millions towards the outstanding loans including interest and other charges in respect of the sums due to IREDA  On closing date. The Purchasers shall also make a payment of Rs. 5 Millions to the Seller herein who undertakes to pay off all the current and other liabilities of the Company besides the sums due to IREDA.  Any further liability till the date of execution of this agreement shall be to the account of the Seller.

3.2
The Purchasers shall be deemed to have fulfilled their obligations under this Clause 3 once the Purchase Consideration has been transferred or remitted to the respective accounts of the Seller in accordance with Clause 6.

4.	CONDITIONS PRECEDENT TO CLOSING

4.1
The Purchasers obligation to purchase the Shares and remit the Purchase Consideration in accordance with Clause 6 is subject to the fulfilment on or prior to the Long Stop Date, of each of the following conditions any one or part of which may be waived in writing exclusively by the Purchasers, and the Sellers shall, and where applicable, shall cause the Company to satisfy the following conditions ("Conditions"):

(a)
The Sellers and the Purchasers shall have obtained all approvals as stipulated in Schedule I--which are required in connection with the execution and delivery of the Agreement and consummation of the transactions contemplated by this Agreement and the certified copies of the same shall have been delivered to each of the Purchaser.

(b)
All loan balances outstanding to IREDA including overdue balances and interest/ overdue interest have been settled or approvals from IREDA shall have been obtained by the Seller and as part of the overall consideration for acquisition of the Company, the Purchases shall provide a sum not exceeding Rs. 70Millions towards the One Time Settlement relating to the loan from IREDA.

(c)	The Seller shall have obtained written resignation letters from P..Subramani & Peter Stepany , as directors of the Company effective as at the end of the Closing Date.

(f)	The Company providing the Purchasers with certified true copies of the extract of the resolutions passed in a meeting of its board of directors on closing date:

(i)	agreeing to effect the transfer of the Shares upon the duly executed and stamped share transfer forms along with the original share certificates being delivered to it; and

(ii)	approving the Company's execution of this Agreement and conferring authority on MrP.Subramani the Managing Director of the Company, to sign and duly execute this Agreement.

The Company shall undertake and provide an undertaking in the format mutually agreed by all the parties to the effect that all legal requirements in respect of its allotment of shares to the shareholders is in order and further as a token of the undertaking, authorizes the purchasers to withhold a sum of Rs. 0.5 Millions out of the 5 Millions payable to the Company/ Enkem for a period of 120 days from the date of execution of this agreement .  Upon the completion of 120 days as aforementioned, the said sum net of any outflow in respect of matters relating to allotment of shares shall be released by the purchaser to the seller herein.

(g)
Copy of a certificate to be signed on the Closing Date by Seller, to the effect that as of the Closing Date the Company and the Sellers have performed and complied in all material respects with all covenants and obligations under this Agreement as necessarily required and agreed to be performed and complied with by such Party as of the Closing Date; and

(h)	The Sellers shall procure that the Company performs the following corporate, regulatory and other actions till the Closing Date:

(i)	Maintenance and updation of all statutory registers required to be maintained under the Companies Act;

(ii)	Undertaking all statutory filings as may be required under the Companies Act.

4.2	Other than such Conditions as are waived by the Purchasers, the Sellers shall, by the Long Stop Date notify the Purchaser, that all the Conditions under Clause 4.2, and 4.3 have been satisfied.

4.3	If all the Conditions have been satisfactorily fulfilled or waived by the Long Stop Date, the Closing shall take place on the Closing Date in accordance with Clause 6.

4.4
If all the Conditions have not been satisfactorily fulfilled or waived by the Long Stop Date, the respective obligations of the Parties shall cease and the Purchasers may in their sole discretion terminate this Agreement and except in relation to any breach of any provision of this Agreement prior thereto no Party shall have any claim against any other Party.

5.	PERIOD UNTIL CLOSING

5.1	Conduct of Business of the Company

During the Interim Period, the Sellers agree to conduct the business of the Company in a diligent manner and in accordance with sound and prudent business practices. During the Interim Period, the Sellers shall, within 3 Business Days promptly notify each of the Purchasers of: (a) any event, occurrence or emergency not in the ordinary course of business of the Company; or (b) any event which could have a materially negative effect on the financial condition or the operations of the Company; or (c) any matter or thing which may or has come to the knowledge of the Sellers and which is inconsistent with any of the representations and warranties made by the Sellers under this Agreement or is likely to affect the judgement of each of the Purchaser.  Except as expressly contemplated by this Agreement, the Sellers shall ensure that the Company shall not, without the prior written consent of the Purchaser during the offer validity period :

(a)	Undertake any transaction except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)	Make any modifications, amendments or changes to its articles and memorandum of association;

(c)	Undertake any expenditure, transaction or commitment

(d)	Adopt or make changes in any accounting method in respect of taxes, agreement or settlement of any claim or assessment in respect of taxes;

(e)	Issue or authorize issuance of any other securities in respect of, in lieu of or in substitution for shares in the Company;

(f)
sell, lease, license or otherwise  dispose of any of the Assets of the Company, including the sale of any accounts receivable of the Company or its Subsidiary, or any creation of any security interest in such assets or properties, in excess of monetary limits which are equivalent to the amount in Clause 5.1(c);

(g)	Make any loan to any person, or purchase any debt securities of any person in excess of the monetary limits which are equivalent to the amount in Clause 5.1(c);

(h)	waive or release any right or claim for an amount equivalent to the amount in Clause 5.1(c), including any waiver, release or other compromise of any account receivable of the Company;

(i)	Commence or settle any lawsuit;

(j)
Sell, lease, license or transfer to any person any intellectual property rights of the Company or enter into any transaction relating to such rights in excess of monetary limits which are equivalent to the amount in Clause 5.1(c);

(k)	Grant any sublease of any leased property of the Company;

(l)
agree to acquire by merging or consolidating with, or by purchasing Assets or equity securities of, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agree to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(m)
adopt or amend any Company employee plan, execute or amend any employee agreement, or pay or agree to pay any bonus or special remuneration to any director or employee, or increase or modify the salaries, wage rates or other compensation (including any equity based compensation) of any employee;

(n)	increase the salaries of employees nor provide any extraordinary employment benefits to the employees of the Company without prior written consent of the Purchaser

(o)	promote or effect similar change to the employment status or title of any employee;

(p)
alter any interest in a subsidiary or any corporation, association, joint venture, partnership or business entity in which the Company directly or through each other holds any interest which may amount to a Material Adverse Effect; or

(q)	agree to do any of the things described in the preceding sub-clauses of this Clause 5.1

5.2	Access to Information

The Sellers shall, during the Interim Period, afford the Purchaser and its representatives, as notified, access to all of the properties, books, contracts and records of the Company, all other information concerning the Company as the Purchaser may  request, and information relating to all employees of the Company.  All information disclosed by the Company to the Purchasers and/or their representatives, pursuant to this Clause 5.2 shall be provided on a strictly confidential basis and shall be held in trust by the Purchasers and/or their representatives and shall be kept confidential by the Purchasers and/or their representatives except the following information which:

(a)
is required to be disclosed by, under or pursuant to any law in force or pursuant to any order, decree, judgment, award, etc., of any competent court, tribunal, board, government or statutory authority, etc.;

(b)	is public knowledge or which subsequently becomes public knowledge, other than by way of a breach of the terms of this Agreement;

(c)
is available to the Purchaser and/or its representatives prior to its disclosure by the Company under the terms of this Agreement or which becomes known to the Purchaser and/or its representatives prior to or subsequent to such disclosure without similar restrictions from a source other than the Company, as evidenced by records;

(d)	The Company agrees in writing may be disclosed; or

(e)	is or becomes available in writing to the Purchaser from sources which to the Purchaser's knowledge are under no obligation of confidentiality to the Company.

6.	CLOSING

6.1	Closing Actions

Subject to the terms of this Agreement, Closing shall take place at a mutually agreed location in Chennai  on the Closing Date and the following transactions shall deemed to be consummated simultaneously:

6.1.1	Certificates

The Sellers, shall hand over the originals of the documents mentioned in Clause 4.1 (g), (h) and (i) to the  Purchaser; and

6.1.2	Execution of share transfer documents

Enkem shall execute and deliver to [the relevant Purchaser] necessary forms and documents including Form FC-TRS, consent letters, undertakings, etc., in accordance with Foreign Exchange Management ACT

The Purchaser shall file the duly completed Form FC-TRS together with all relevant documents after closing date.
6.1.3	Share transfer forms

The Seller shall execute and deliver to the Purchasers duly executed and valid share transfer forms and original share certificates in respect of the Shares free and clear of all Encumbrances.

6.1.4	Purchase Consideration

Purchaser shall cause the remittance of their respective share of the Purchase Consideration to the bank accounts of the Seller  in such proportions and in accordance with the bank account details stated in the Schedule V.on  closing date

6.1.5	Meeting of the Board of Directors

The Seller shall cause the Company to convene a meeting of the Board of Directors on  the date of payment of the purchase consideration  to:

(a)
approve the transfer of the Shares in favour of the Purchaser and to duly endorse and deliver original share certificates for the Shares evidencing the Purchasers as the lawful and beneficial owners of the Shares;

(b)	enter the name of the Purchasers\as members in the register of members maintained by the Company in accordance with the requirements of the Act;

(c)	approve the appointment of Mark Quinn and Abhilash Kamti nominees of Purchaser as additional directors of the Company effective as of the Closing Date;

(d)
accept the resignations of all the directors and additional directors (except the nominees of the Purchasers appointed in accordance with 6.1.5 (c) above), of the Company with effect from the end of the Closing Date;

(e)	revoke all mandates to bankers existing as on the Closing Date, and granting authority in favour of such persons as the Purchasers may nominate to operate the bank accounts thereof;

(f)	revoke all power of attorneys issued by the Company and existing as on the Closing Date; and

7.	WARRANTIES

7.1
The Seller are the holders of 33.5% the issued share capital of the Company, and are therefore competent to give Warranties on their own behalf as well as in respect of the Company as set out in Schedule IV.

7.2
The Seller hereby represent, warrant, covenant and undertake to the Purchasers on their behalf and on behalf of the Company (so as to bind the Seller and their respective legal representatives, and assigns) as follows:

(a)
All of the Shares are fully paid, or properly credited as fully paid, and have been validly issued to the all the existing shareholders of the company, whose details are set forth in Schedule  II to this Agreement.

(b)
The Seller is the absolute legal and beneficial owners of the shares and has full legal right, power and authority to enter into, execute and deliver this Agreement and to perform the obligations, undertakings and transactions set forth herein, and this Agreement has been duly and validly executed and delivered by the Seller and constitutes a legal, valid and binding obligation, enforceable against them in accordance with its terms;

(c)	The Shares owned by the Seller are free and clear of all Encumbrances (excluding those pledged to IREDA. )

(d)	Except for the transaction contemplated by this Agreement there is no subscription, option, warrant, call-right, agreement or commitment outstanding in relation to the sale or transfer of the Shares;

(e)
The Seller has not entered into any contracts, arrangements or engagements with any third party(ie) or done any acts on behalf of the Company which may at a later stage lead to any material liabilities for the Company other than the acts done by it in the usual and ordinary course of business;

(f)
The transfer of the unpledged  Shares to  the  Purchaser hereunder will convey to the  Purchaser good and marketable title to the Shares, free and clear of all pledges, security interests, options, equities, liens, charges, Encumbrances, claims or other third party rights (including rights of pre emption) whatsoever;

(g)
All claims/ penalties if any, claimed by creditors including related parties of the Company have been settled as at the Closing Date and the relevant no due certificates have been obtained; The Seller shall provide an undertaking to the effect that on the payment of Rs. 5 Millions, all liabilities of the Company besides the sums due to IREDA shall stand extinguished and the seller indemnifies the Purchasers and the Company from any statutory or non statutory liability or financial obligation pertaining to the period upto the date of transfer of shares to the purchasers.

(h)	There is no funding commitment to AHIMSA Biofuels except a sum of Rs. 4,500,000 paid in 2006-07;

(i)	The amounts disclosed as unabsorbed depreciation available for carry forward are complete and accurate;

Neither the execution and delivery of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated hereby will violate, conflict with or result in the breach of any of the terms, conditions or provisions of the memorandum and articles of association of the Company or any agreement to which the Company or the Seller is a party or any law, regulation, order, ruling, decree, judgment, arbitration award or stipulation to which the Company or the Sellers are subject, or constitute a default there under which would result in the creation or imposition of any lien, charge, Encumbrance or other third party interest there under upon the Shares.

(n)
The Financials are true and fair and in accordance with the Accounting Standards prescribed by the Institute of Chartered Accountants of India and have been prepared on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company's consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

7.4
Without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it in the event that any of the Warranties prove to be untrue or misleading or are breached (as the case may be) the Seller shall pay to the Purchaser on demand the amount as set out under Clause 8 of this Agreement together with all costs and expenses incurred by the Purchaser as a result of such breach.

7.5
Each of the Warranties shall be construed as a separate representation, warranty, covenant or undertaking (as the case may be) and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

7.6
The Warranties are only qualified by the facts and circumstances fairly, specifically and accurately disclosed in the disclosure schedule delivered by the Company and the Sellers to the Purchasers concurrently with the execution of this Agreement, attached as Schedule VI. ("Disclosure Schedule")

7.7
Unless any information or fact is disclosed in the Disclosure Schedule, the Seller shall not invoke any Purchaser's knowledge (actual, constructive or imputed) of such fact or information, which might make the Warranties untrue, inaccurate or misleading.

7.8	The Seller acknowledge and confirm that the Purchaser has entered into this Agreement based on the Warranties, and the correctness of all the information provided by the Sellers to the Purchasers.

7.9
The Seller shall give to the Purchasers and its representatives both before and after Closing all such information and documentation relating to the Company as the Purchaser shall reasonably require enabling it to satisfy itself as to the accuracy and observance of the Warranties.

7.10
The Seller  agree and undertake not to do or cause to be done any act or thing between the date of this Agreement and the Closing Date which would result the Warranties being rendered completely or partially untrue or incorrect.

8.	INDEMNIFICATION

8.1	Right of Indemnification

The Seller ("Indemnifying Party") shall indemnify, defend and hold harmless the Purchasers, their Affiliates, shareholders, directors, officers, employees, representatives, agents, contractors or licensees (each an "Indemnified Party" and together the "Indemnified Parties"), from and against any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, liabilities, demands, reasonable out-of-pocket expenses of whatever kind and losses incurred or sustained by the Indemnified Parties as a result of, arising from, or in connection with,  or relating to, directly or indirectly: (a) a breach of representations and warranties made by the Indemnifying Party under this Agreement; and/or (b) the non-performance (in whole or in part) by the Indemnifying Party of any of its covenants, obligations or undertakings contained in this Agreement.

Provided however that, neither Party shall be liable to the other for any indirect and/or consequential damages as well as loss of production, loss of overheads or profits in any manner or form arising from this Agreement.

8.2	Indemnification Procedure

8.2.1
If any Indemnified Party is entitled to indemnification hereunder, such Indemnified Party shall as soon as reasonably practicable give notice to the Indemnifying Party against whom the indemnity is claimed of the losses suffered by the Indemnified Party as provided in Clause 8.1 above and/or any claim or of the commencement of any proceeding against the Company or the Indemnified Party, brought by any third party with respect to which such Indemnified Party, seeks indemnification pursuant hereto. Such notice shall describe such losses; provided, however, that any delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability.

8.2.2
The Indemnifying Party shall forthwith upon receipt of such notice, reimburse to the Indemnified Party an amount equal to all losses provided that the Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party within 15 (fifteen) days after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the expense of the Indemnifying Party the defense of any such claim or proceeding, with the assistance of counsel reasonably satisfactory to such Indemnified Party. Subject to being fully indemnified as aforesaid, the Indemnified Party shall not consent to entry of any judgment or enter into any settlement, without the prior written approval of the Indemnifying Party. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof a release by the claimant or plaintiff to such Indemnified Party, in form and substance satisfactory to the Indemnified Party, from all liability in respect of such claim or proceeding.

9.	TERM AND TERMINATION

9.1	Term

This agreement shall come into force on the execution date and shall remain valid and binding unless terminated in accordance with the provisions of this Agreement.

9.3	Termination

If at any time prior to or on Closing:

(a)	a breach of any of the Warranties shall come to the notice of any Purchaser;

(b)	there shall occur any act or event after the date hereof, which upon Closing would or might constitute a breach of any of the Warranties;

(c)
there is any breach or non-fulfilment by the Sellers of their obligations hereunder which is incapable of remedy or, if capable of remedy, is not remedied by the Sellers by the Closing Date hereunder or (if earlier) within 7 days after notice thereof from  Purchaser requiring the same to be remedied; or

(d)	If a Material Adverse Effect occurs, or if any law or order restricts or prohibits ownership or operation of any portion of the business of the Company by the Purchaser,

then in any such case the Purchasers shall be entitled (in addition and without prejudice to any other rights or remedies it may have against the Sellers under this Agreement or otherwise) to elect by notice in writing to the Sellers not to complete the Share Purchase.

10.	ANNOUNCEMENTS AND ADVERSE PUBLICITY

Neither the making of this Agreement nor its terms shall be disclosed by either Party without the prior consent of the other Party unless disclosure is required by law or by the rules and regulations of any relevant stock exchange or required to be disclosed to employees, officers, legal or financial consultants on a "need to know basis", and disclosure shall then only be made:

(a)	after prior consultation with the other Party as to the terms of such disclosure;

(b)	strictly in accordance with any agreement as to the terms of disclosure; and

(c)	only to the person or persons and in the manner required by law or as otherwise agreed between the Parties hereto.

11.	COSTS

11.1
Save as expressly otherwise provided in this Agreement, each Party shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other document incidental to or referred to in this Agreement.

11.2
The cost of any transfer, recording, registration and other fees, and any similar Taxes (including stamp duty payable on share transfer forms and selling commission) and fees which become payable in connection with the Share Purchase under applicable law shall be borne by the Purchaser

12.	EFFECT OF CLOSING

The terms of this Agreement shall in so far as not performed at Closing and subject as specifically otherwise provided in this Agreement continue in force after and notwithstanding the Closing.

13.	ENTIRE AGREEMENT

This Agreement, the Schedules attached hereto and the documents and instruments and other agreements among the Parties to this Agreement:  (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the Parties with respect to the subject matter contained in this Agreement; (b) are not intended to confer upon any other Person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise.

14.	WAIVER AND AMENDMENT

14.1	No waiver of any term, provision or condition of this Agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving Party.

14.2
No omission or delay on the part of any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege.  The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

14.3	No amendment or modification to this Agreement shall be effective unless made in writing and signed by the Parties.

15.	NOTICES

15.1
Save as specifically otherwise provided in this Agreement any notice, demand or other communication to be served under this Agreement may be served upon any Party by posting by registered acknowledgement due or delivering the same by courier or sending the same by facsimile transmission to such Party at its address or facsimile number given below, or at such other address or number as it may from time to time notify in writing to the other Party.

S. No.	Name of the party	Address	Phone/Facsimile
1.	Seller	Enkem Engineers Pvt Ltd	[_PH :
		824, Poonamalle High Road	43307284-
		Chennai – 600 010	86_,Fax
:26411788_]

2.	Purchaser	ClenergenIndiaPvtLtd 36A,Cathedral Garden Road	[_Ph : 40509200_, Fax
		Chennai – 600 034	40509300_]
[___]

15.2
A notice or demand served by registered acknowledgement due post or courier shall be deemed duly served [2] Business Days after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was sent properly by registered post, addressed and placed in the post, in the case of courier, that the letter was properly addressed and handed over to the courier company and, in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee at the address referred to above.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	Governing Law; Jurisdiction

This Agreement shall be governed by and construed in accordance with the Indian law without giving effect to the conflicts of law’s provisions thereof.  Subject to Clause 15.2 below, courts in Chennai alone shall have exclusive jurisdiction with respect to any matter under, incidental to or in any manner relating to this Agreement.

17.2	Dispute Resolution

(a)
The Parties shall endeavour to settle any dispute arising in connection with the interpretation, performance, termination of this Agreement, or otherwise in connection with this Agreement, through friendly consultations and negotiations.

(b)
If no settlement can be reached through friendly consultations and negotiations within [20] days of either Party delivering a notice of the dispute to the other Party, then such matter will be finally settled by arbitration The Parties shall settle all disputes by arbitration in accordance with the Arbitration and Conciliation Act, 1996 by 3 arbitrators appointed in accordance with (c) below.  The Parties agree with respect to such arbitration that:

(i)	the arbitration proceedings shall be conducted in English;

(ii)	the place of arbitration shall be Chennai ;

(iii)
there shall be 3 arbitrators, with each disputing party having the right to appoint 1 arbitrator each and the third arbitrator being appointed by the 2 arbitrators appointed in accordance with this Clause and shall serve as the presiding arbitrator of the arbitral tribunal;

(iv)	the arbitration award shall be final and binding on the Parties, and enforceable in accordance with its terms. The arbitrators shall make a reasoned award;

(v)
the costs of arbitration shall be borne as determined in the arbitration award.  If a Party is required to enforce an arbitral award by legal action of any kind, the Party against whom such legal action is taken shall pay all reasonable costs and expenses and attorneys fees, including any cost of additional litigation or arbitration taken by the Party seeking to enforce the award; and

(vi)
when any dispute occurs which is submitted to arbitration, except for the matter under dispute, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining obligations under this Agreement.

18.	INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

19.	CONFIDENTIALITY

19.1
Neither the making of this Agreement nor its terms shall be disclosed by either Party hereto without the prior consent of the other Party unless disclosure is required by law and disclosure shall then only be made:

(a)	after prior consultation with the other Party as to the terms of such disclosure;

(b)	Strictly in accordance with any agreement as to the terms of disclosure; and

(c)	only to the person or persons and in the manner required by law or as otherwise agreed between the parties hereto.

19.2
The Purchasers warrants that it shall keep confidential all information provided to it by or on behalf of the Sellers or otherwise obtained by it in connection with this Agreement which relates to the Sellers.

19.3
The Seller warrant that they shall keep confidential all information provided to them by or on behalf of the Purchaser or otherwise obtained by them in connection with this Agreement which relates to Purchaser.

19.4	Nothing in this Clause prevents any announcement being made or any confidential information being disclosed:

(a)	with the written approval of the other Party, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)
to the extent required by law or any competent regulatory body, but a Party required to disclose any confidential information shall promptly notify the other Party, where practicable and lawful to do so, before disclosure occurs and co-operate with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement; or

(c)	by the Sellers or Purchasers to any of their Affiliates which adheres to the terms of this Clause.

19.5	Nothing in this Clause prevents disclosure of confidential information by any Party:

(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by that Party ; or

(b)
to that Party's professional advisers, auditors or bankers, but before any disclosure to any such person the relevant Party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this Clause.

19.6
The Parties agree that the provisions of this Clause 19 shall survive the expiration/termination of this Agreement and shall be binding on the Parties for period of  1year, from the expiry/termination of this Agreement.

[INTENTIONALLY LEFT BLANK]

[EXECUTION PAGES FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed on the 12th day of December 2009

SELLERS

By:	/s/P. Subramani
P. Subramani

PURCHASER

		By:	/s/Mark LM Quinn
Mark LM Quinn

COMPANY

By:	/s/P. Subramani
P. Subramani

	Witness		Witness

SCHEDULE I

APPROVALS  REQUIRED INCONNECTION WITH THIS AGREEMENT

a.	IREDA OTS Letter

b.	Board resolution of Enkem authorising P.Subramani to sign this agreement

c.	Letter of Acknowledgment for this transaction from remaining shareholders

d.	Board resolution of UBF to conclude the transaction with Clenergen

e.	Clenergen’s Board Resolution authorising the acquisition and the signatory to enter into this agreement

SCHEDULE –II

 SHARE HOLDING IN THE COMPANY

S.No.	Name of the Shareholder	No of Shares
1	Enkem Engineers Private Limited	24,56,700
2	Entec Environmental Technology Unweltechnok GMBH (Liquidated)	14,95,185
3	Lao Tzu Ventures 3rd Floor, Lescascades, Edith Cavell street, Port Louis Mauritius	4,56,953
4	Green partners llc 515 madison avenue, suite 1201 Newyork ny-1022	16,86,647
5	Mattehorn Capital	1,95,025
6	Vinod Sethi 210, Veer Sarvarkar Marg, Neldharan, Flat no 11, Mumbai 16	1,00,000
7	Thomas Stepany, Hauptwohnistz. Lizenberg, 28B, Schwarzach, Austria-6858	2,30,054
8	Astrid Stepany	7,00,000
	Total	73,20,564

Schedule III –  SELLER'S PROPORTION OF PURCHASE CONSIDERTAION FOR UNPLEDGED SHARES

Shareholders	Number of shares	Amount of Consideration	Bank Account Details	SWIFT Code/Wire Transfer Instructions
Enkem	9,09,255	Re.1.0	-----	-------
TOTAL	9,09,255	1.0

OTHER SHARE HOLDERS WHO HAVE PURCHASE CONSIDERATION FOR UNPLEDGED SHARES

Shareholders	Number of shares	Amount of Consideration	Bank Account Details & Transfer instructions
Green Partners LLC	16,86,647	37,55,150	Green Partners LLC Bank of America 11 West 54 th Street, New York, NY ABA Routing Number : 026 009 593 Swift Code :BOFA US 3 N Account number ; 0000 0104 0944
Lao Tzu Ventures	4,56,953	10,17,360	Vinod Sethi Citibank # 91 1155 Avenue of the Americas at 45 th street New York,Ny 10036 Account # 23206087 ABA # 021000089
Mattehorn Capital	1,95,025	434203	Vinod Sethi Citibank # 91 1155 Avenue of the Americas at 45 th street New York,Ny 10036 Account # 23206087 ABA # 021000089
Vinod Sethi	1,00,000	2,22,640	Vinod Sethi HSBC, Mumbai , Fort Branch 52/60 M.G Road, Mumbai 1 Swift Code HSBCINBB Acct 030392344006
Thomas Stepany	2,30,054	5,2,192	Thomas Stepany Bank Austria AG Account no :52434 320 701 IBAN : ATO31200 0524 3432 0701 BIC : BKAUATWW
Astrid Stepany	7,00,000	15,58,480	Astrid Stepany Dornbirner Sparkasse Dornbirn / Austria Account no : 1201 106 851 IBAN : AT 1920 602 0001201 106 851. BIC : DOSPAT2D

OTHER SHARES PLEDGED WITH IREDA

Shareholders	Number of shares	Amount of Consideration	Bank Account Details & Transfer instructions
Enkem Engineers Private Limited	15,47,445	Re.1	------

Entec Environmental Technology Unweltechnok GMBH	14,95,185	Re.1	-----------
Total	30,42,630	Rs 2.0

SCHEDULE IV

AUDITED CONSOLIDATED BALANCE SHEET AS OF MARCH 31, 2009

ENCLOSED

SCHEDULE IV WARRANTIES

Each of the Sellers subject to such exceptions as are specifically disclosed in the Disclosure Schedule (each of which disclosures shall clearly reference the appropriate paragraph and, if applicable, sub paragraph of this Schedule to which it relates, and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Schedule, and elsewhere in this Agreement, to the extent such express reference is made) hereby, jointly and severally, represents and warrants to the Purchasers as follows.

1.	CONSTITUTION

The Company is an entity duly organised, validly existing and under the laws of the Republic of India and has full corporate power and lawful authority to own and operate its assets, properties and business and to carry on its business as now being conducted.

1.1	Memorandum and Articles

The memorandum and articles of association of the Company as amended to date, certified by the auditors of the Company or a practising Company Secretary and provided to the Purchasers by the Sellers are complete and accurate. All amendments to the memorandum and articles of association (if any) have been duly and properly made and filed with Registrar of Companies and no amendments thereto are pending.

1.2	Register of Members

The register of members of the Company provided to the Purchasers by the Sellers contains true and accurate records of the members from time to time of the Company and the Company has not been subject to any application under the Act for rectification of such register.

1.3	Returns

All such resolutions, returns and other documents required by the Act to be delivered to the Registrar of Companies have been duly delivered and are true and accurate.

1.4	Powers of Attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way.

1.5	Share Capital

The authorised capital of the Company is Rs.900 lakhs  divided into 90  lakhs equity Shares of Rs. 10 each. The Company's present issued, subscribed and paid-up share capital is Rs. 732,05,640 divided into 73,20,564 equity Shares of Rs. 10each.

The unpledged  Shares purchased by Purchaser shall be freely transferable by Purchaser and are not subject to any Encumbrance.

2.	ACCOUNTS

2.1	Accounts Warranty

The Accounts comply with the provisions of the Act as applicable and have been prepared in accordance with the requirements of all relevant statutes and with generally accepted accounting principles and practices and are true and accurate in all respects so far as they are stated to be facts and not estimates and accordingly give a true and fair view of all the assets and liabilities (whether present or future, actual or contingent) and of the state of affairs, financial position and results of the Company as at and up to the Accounts Date and, without prejudice to the generality of the foregoing, the Accounts:

(a)	make full provision or reserve for depreciation, bad or doubtful debts and other actual liabilities;

(b)	either make full provision or reserve for or make fair disclosure in notes of all contingent, postponed or deferred liabilities;

(c)	Do not overvalue assets or understate liabilities; and

(d)
have not (save as disclosed in the Accounts) been affected by any extraordinary, exceptional or non-recurring item or by any other fact or circumstance rendering the profits or losses for the relevant period unusually high or low.

Other than in the ordinary course of business and consistent with past practice, the Company has not incurred any liability, indebtedness, obligation, expense, claim, and guarantee, except for those which have been reflected in the Financials.

2.2	Accounting Policy

The Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of the Company have been prepared since the date of its incorporation.

2.3	Books of Account

The Company has properly kept and maintained all necessary books of account (reflecting in accordance with generally accepted accounting principles and practices all transactions effected by the Company or to which it is or has been a party) minute books, records, register of members and other statutory books. All such documents contain full and accurate records of all matters required to be recorded therein and all deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company or which ought to be in the possession of the Company.

3.	BUSINESS

3.1	Business since the Accounts Date

Since the Accounts Date there has been no Material Adverse Effect in the financial or trading position or prospects of the Company and the business of the Company has been conducted on a normal basis.  The Company has not disposed of any of its assets otherwise than in the normal course of business and in consistence with its past practices or declared or paid any dividend on any of its Shares or effected any distribution of Assets or made any loan or other payment other than in the normal course of business.

3.2	Acquisition and disposal of Assets

The Company has not since the Accounts Date acquired or agreed to acquire any asset for a consideration which is higher than the market value at the time of acquisition and has not disposed of or agreed to dispose of any asset for a consideration which is lower than the market value or the value thereof as shown in the books of the Company at the time of disposal.

3.3	Charges and title to Assets

(a)
The Company has not created or agreed to create or suffered the creation of any Encumbrance over any part of its undertaking or Assets except  a charge created in favour of IREDA in respect of all its assets, movable and immovable for the purpose of obtaining and having obtained a term loan from IREDA. The Company has and shall at Closing continue to have a good and marketable title to the Assets, to all other assets (tangible or intangible) used for the purpose of the Company's business and to all assets acquired since the Accounts Date and prior to Closing. The Purchaser on making the payment of a sum  of Rs. 70 Millions to the Company shall be provided its assets free from encumbrances.  The Company undertakes to make the payment to IREDA on the same day that it receives the aforementioned sum of Rs. 70 Millions from the Purchaser herein.

(b)
The Company owns the Assets and all other assets (tangible or intangible) used for the purpose of the Company's business at the date hereof and all assets acquired since the Accounts Date and prior to Closing required for the proper and efficient conduct of the business of the Company.

(c)	No person other than the Company has any right, title or interest (present or future) in the Assets including any trade name, trade secret or secret process of the Company.

(d)
The Company has sufficient right, title and ownership of all its intangible property, including all patents, trade marks, service marks, trade names, copyrights, licences, domain names, information and proprietary rights,if any or adequate licences, rights or purchase options with respect to the foregoing, necessary for its business as now conducted and as proposed to be conducted, or will be able to obtain on terms which will not materially and adversely affect its business or operations in a material way, all necessary permits, licences and other authorities with respect thereto subject to renewal , without any conflict with or infringement of the rights of others, and the Company has not received any notice of infringement upon or conflict with the asserted rights of others. Assuming the due authorisation, execution and delivery of any such agreements to which the Company is a party by the other parties to such agreements, such agreements constitute legal, valid and binding obligations on the respective parties thereto and are enforceable in accordance with their respective terms, except as limited by bankruptcy and other laws of general application affecting the rights and remedies of creditors generally.

(e)	The business of the Company has at all times been carried on free from infringement of any trade marks, patents, registered designs, copyrights or any other intellectual property rights.

(f)
The trade marks, service marks, registered designs and copyrights and other intellectual property rights (and applications for registration of the same) if any  beneficially owned by, and where registrable, are registered in the name of the Company listed as the owner of such right or assets free from any Encumbrance and each of them is valid and enforceable and there are no registered user agreements, know-how agreements, licences or other rights whatsoever granted in respect thereof and no event has occurred whereby any of them have or might cease to be valid and subsisting and, save as so disclosed, the Company does not own any other trade mark, patent, registered design or copyright (and applications for registrations of the same) and is not a party to any user, licence, know-how, information or assistance or development agreement or under any liability to pay royalties in respect of any such matter.

3.5	Onerous Obligations

The Company is not a party to any contract, transaction, arrangement or liability which:

(a)	is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

(b)	is of a loss-making nature (that is, known to be likely to result in a loss to the Company on completion of performance);

(c)	cannot readily be fulfilled or performed by the Company on time without undue, or unusual, expenditure of money, effort or personnel;

(d)	restricts its freedom to engage in any activity or business or confines its activity or business to a particular place; or

(e)	involves, or is likely to involve, obligations or liabilities which, by reason of their nature or magnitude, ought reasonably to be made known to an intending purchaser of the Shares.

3.6	Events of Default

(a)
No event has occurred or is subsisting which constitutes or results in or would with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which the Company is a party or by which it or any of its properties, revenues or assets are bound.

(b)
The Company is not a party to any agreement or arrangement which is capable of termination (without liability for compensation) by any other person on a change in the management control or shareholding of the Company or by reason of the sale of the Shares under this agreement.

(c)
To the best of the Sellers' knowledge and belief, after Closing (whether by reason of an existing agreement or arrangement or otherwise or as a result of the proposed acquisition of the Shares by the Purchaser):

(i)	no customer of the Company will cease, or be entitled to cease, to deal with the Company or may substantially reduce its existing level of business with the Company; and

(ii)	the Company will not lose the benefit of any right or privilege which it enjoys.

3.7	Guarantees, etc.

The Company has not given any guarantee, indemnity, warranty or bond or incurred any other similar obligation or created any security for or in respect of liabilities, actual or contingent, of any other person other then those signed with IREDA.

3.8	Options over Shares etc.

Since the Accounts Date no share or loan capital has been created or issued or agreed to be created or issued and there are not any options or other agreements outstanding which call or give any person the right to call (whether or not subject to conditions) for the issue of any share or loan capital of the Company and  the Sellers are not under any obligation of any kind whatsoever whether actual or contingent to sell, charge or otherwise dispose of any of the Shares or any interest therein to any other person

3.9	Litigation

Other than the disputes/litigations disclosed in the Disclosure Schedule, the Company is not engaged in any litigation, arbitration, prosecution or other legal proceedings (whether as plaintiff, defendant or third party) and there are no such proceedings pending or threatened or any proceedings in respect of which the Company is or might be liable to indemnify any other person concerned therein, and there are no claims, facts or events which are likely to give rise to any such proceedings and the Company is not engaged in and has not in the last [six (6)] years been engaged in and no facts or events exist or have occurred which are likely to cause the Company to be involved in proceedings or enquiries before any governmental or municipal board of enquiry or commission or any other administrative body (whether judicial quasi-judicial or otherwise) in which any unfavourable judgment or decision would or might adversely affect the business of the Company or the value of any of its assets.

3.10	Business Name

The Company does not carry on any business under any name other than its corporate name.

3.11	Intra Vires

The Company has the power to carry on its business as now conducted and the business of the Company has at all times been carried on intra vires.

3.12	Insurance

(a)
The Company has all insurance policies in effect in relation to its business and assets and all such policies are in full force and effect and not voidable. However With respective to  insurances policies that have lapsed the same shall be renewed by the seller within period of 30 days from closing date, the cost of which shall be borne by the purchaser.

(b)
The policies of insurance which are maintained by the Company afford the Company adequate cover against such risks as companies carrying on the same type of business as the Company commonly cover by insurance and in particular insure the assets of the Company against fire in their full replacement value.

(c)
The Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks normally covered by insurance and has at all times effected such insurances as are required by law.

(d)
There are no circumstances which might lead to any liability under such insurance being avoided by the insurers or the premiums being increased and there is neither is any claim outstanding under any such policy nor are the Sellers aware of any circumstances likely to give rise to a claim.

3.13	Compliance with Other Legislation

Neither the Company, nor any of its officers, agents or employees (during the course of their duties in relation to the Company) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, in contravention of any Act, order, regulation or the like in the Republic of India or elsewhere which is punishable by fine or other penalty or which may impose any other liabilities on the Company or affect the validity or enforceability of any agreement or arrangement to which it is a party.

3.14	Title Retention

The Company has not acquired nor agreed to acquire any Asset on terms that the property therein does not pass until full payment is made.

3.15	Possession of books, records etc.

The Company has in its possession all books, records, Accounts and other documents relating to the Company which it may be obliged to produce under any contract or under any statutory provision now in force to any party. Control of such books, records, Accounts and other documents will remain in the hands of the Company following Closing.

3.16	Insolvency

(a)
The Company is not aware of any order having been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or the appointment of any provisional liquidator. The Company is not aware of any petition having been presented for an administration order to be made in relation to the Company, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of the property, assets and/or undertaking of the Company.

(b)
No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

(c)	No distress, charging order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

(d)	All charges in favour of the Company required to be registered in accordance with the provisions of Indian law or applicable foreign law have been so registered or complied with.

(e)	The Company has defaulted in respect of payment of interest and repayment of principal to IREDA and necessary applications for a One Time Settlement has been made.

4.	EMPLOYEES

4.1	There are no:

(a)
trade unions of the workers of the Company.  The Company is not subject to or bound by any collective bargaining or labour union agreement applicable to any person employed by the Company and no collective bargaining or labour union agreement is currently being negotiated by the Company;

(b)
subsisting labour or industrial disputes between the Company and any of its employees or workers nor has any notice in connection with any labour or industrial dispute been served upon the Company; and

(c)	circumstances likely to give rise to any such dispute.

4.2
There is no labour strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company.  The Company has not experienced any material labour difficulty, work stoppage, go slow, strikes or labour unrest during the last [three (3) years].

4.3
The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with all statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and awards relevant to their conditions of service (including employee benefit schemes) and/or to the relations between it and its employees (or former employees, as the case may be).

4.4	No unfair labour practice complaint is pending against the Company.

4.5
All statutory dues of the employees (including provident fund and ESI dues)other than income tax  have been duly satisfied by the Company.  The Company does not have any charges or other claims of employment discrimination pending or threatened against it.

4.6	No investigation relating to the wages of the employees and working hours is being carried on by the government authority against the Company.

4.7	There are no occupational health and safety claims against the Company.

5.	ACCURACY OF INFORMATION

All information contained in this Agreement and all other information given to the Purchasers, its solicitors, accountants, agents or other representatives by or on behalf of the Sellers concerning or which might concern the Company or its business, assets or liabilities was when given and is now true and correct in all respects and no matter or fact has not been disclosed the omission of which renders any such information untrue or misleading and all facts relating to the Company which could affect the value of the property, business and undertaking of the Company or the Shares have been disclosed.

6.	TAXATION

6.1	Payment of Taxes

The Company has paid or caused to be paid, for all taxable years or periods that end on or receipt of the rupees 5.0 million , all Taxes, and Company shall pay or cause to be paid any Taxes when due and required to be paid by the Company, other than those Taxes being contested in good faith.

6.2	Tax Returns

The Company has timely filed or caused to be timely filed with the appropriate taxing authorities all  returns that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all liability for Taxes of the Company for the periods covered thereby.

6.3	Other Tax Matters

6.3.1
Except as set forth in this Clause 6.3.1, the Company has not been the subject of an audit or other examination of Taxes by the tax authorities (and no such audit is pending or contemplated) nor has the Company received any notices from any taxing authority relating to any issue which could affect the Tax liability of the Company.

6.3.2	Except as set forth in this Clause 6.3.2, neither Seller nor the Company has, as of the Closing Date:

(i)	entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company; or

(ii)	is presently contesting the Tax liability of the Company before any court, tribunal or agency.

6.3.3
All Taxes which the Company is or was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

6.3.4
There is no Tax sharing, allocation, indemnification or similar agreement in effect as between the Company or any predecessor or Affiliate thereof and any other party (including any Seller and any predecessors or Affiliates thereof) under which the Company could be liable for any Taxes or other claims of any party.

6.3.5
The Company has not applied for, or been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment the Tax laws of any nation, state, province, prefect or locality.

6.3.6
There are no transactions or facts existing with respect to the Company which by reason of the consummation of the transaction contemplated by this Agreement will result in the Company recognizing income.

7.	LEASED IMMOVABLE PROPERTY

7.1	The Company has not entered into a leasing arrangement in respect of any immovable property.

8.	IMMOVABLE PROPERTY

8.1
Annexure 1 contains an accurate and complete list of all immovable property owned in whole or in part by the Company and includes the name of the record title holder thereof and a list of all debts secured by a mortgage/charge thereon.

8.2
The Company has good and marketable title to all the immovable property owned by it, free and clear of all Encumbrances (apart from pledge with IREDA)and the documents of title are duly registered with the appropriate authorities.

8.3
All of the buildings, structures and appurtenances situated on the immovable property owned in whole or in part by the Company are in good operating  condition and in a state of good maintenance (repair, ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course the company has already during due diligence indicated the list of repairs to be carried out on best effort basis.

8.4
None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any law or order, or encroaches on any property owned by others.  No condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by the Company for the purposes for which it is currently used.

9.	ENVIRONMENTAL LAWS AND REGULATIONS

9.1
The Company is in compliance with all applicable environmental laws, and has obtained, and is in compliance with, all permits required under applicable environmental laws. the consent order have to be renewed

9.2
There are no claims, proceedings, investigations or actions by any government authority or other person or entity pending, or to the knowledge of Sellers threatened, against the Company under any environmental law.

9.3
There are no facts, circumstances or conditions relating to the past or present business or operations of the Company (including the disposal of any wastes, hazardous substances or other materials), or to any past or present Assets, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any environmental law.

10.	PERMITS

10.1
The Company has obtained and possesses all permits, licenses, permissions, consents and authorizations required for the carrying on of its business and has made all registrations or filings with or notices to any government regulatory authority necessary for the lawful conduct of the Company's businesses as presently conducted, or necessary for the lawful ownership of the Assets or the operation of the Company's businesses as presently conducted.  The purchaser has to renew all such permits after closing dates

10.2	Each such permit, licenses, permissions, consents and authorizations can be renewed or transferred in the ordinary course of business by the Company.

10.3
No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any       such permit, license, permission, consent and authorization is pending or threatened and there is no valid basis for such proceeding, including the transactions contemplated hereby.

10.4
No administrative or governmental action or proceeding has been taken or threatened, in connection with the expiration, continuance or renewal of any such permit and there is no valid basis for any such proceeding.

10.5
Annexure 3 contains status of all permits, licenses, etc. obtained by the Company. The Sellers have delivered or made available to each Purchaser for inspection a true and correct copy of each permit obtained or possessed by the Company.

11	AFFILIATE TRANSACTIONS

11.1	Except as set forth in Annexure 4, there are no contracts, liabilities or obligations between the Company, on one hand, and on the other hand with either:

(i)	the Sellers

(ii)	any other Affiliate of the Company.

11.2
Neither the  seller, any affiliate of the  seller nor any officer  or director of the Company possesses, directly or indirectly any financial interest in India  or is a director, officers or employee of any person who is a client , customer , lessor , lessee, or competitor or potential competitor of the Company in India . Ownership  of 1 % or less  of any class of securities of a listed company shall not be a deemed to be a financial interest for purpose of this paragraph

SCHEDULE V

SELLERS BANK ACCOUNT DETAILS

1.IOB Nehru Park Branch  Chennai – 600 084
 Account No : 1969

2. IOB Namakkal
Account No : 8370

SCHEDULE VI

DISCLOSURE SCHEDULE

1.Legal Notice from M/s C.Doctor & Co for due  payments of Rs.1,01,820

2.With drawal  of  Mr.K. Allaudin  As nominee Director of IREDA Will take place only after Date of Closing by IREDA

3. The Seller is already in the Business of Providing Technology for Power Generation Through High Rate Anaerobic Digesters

ANNEXURE 1

LIST OF ALL LEASES/SUBLEASES OF IMMOVABLE PROPERTY

NIL

ANNEXURE 2

LIST OF ALL  MOVABLE AND IMMOVABLE PROPERTY OWNED IN WHOLE
OR IN PART BY THE COMPANY

S.No	Description of equipment / Machine
1	Weigh Bridge
2	Agitator 2 Nos
3	Feed pump 2 nos
4	Digester Mixing Equipment 2 nos
5	Biological desulphuration unit 2 nos
6	Flare 1 no
7	Sludge Pumps 2 nos
8	Conveyor
9	Aeration System 2 nos
10	Secondary Clarifier 1 no
11	Gas engine- internals complete
12	Piping one lot
13	Electrical and Instrumentation one lot
14	Gas Engine 1.048 MW and Gas Engine 0.511MW
15	Entec Gas Balloons
16	Screw Press 3 nos
17	Gas engine feed Blowers 2 nos
18	Heat Exchanger
19	Start up blower 1 no
20	Computers
21	CWIP Grid
22	Fax/ Tel instruments
23	Furniture
24	Intercom

S.No	Description of Land	Area – in acres
1	Survey No 93/1 – Uduppam Village	4.30
2	Survey No 93/2 – Uduppam Village	3.01
3	Survey No 93/ 3 – Uduppam Village	2.22
4	Survey No 93/4- Uduppam Village	2.64

S.No	Civil Works/ Building
1	Weighing Station
2	Feed Preparation tank 2 nos
3	Anaerobic Digester I
4	Anaerobic Digester II
5	Residue Storage Tank
6	Presswater Storage tank
7	Drying yard
8	Aeration Tank
9	Secondary Clarifier
10	Engine Room
11	Electrical Room
12	Dewatering Station
13	Foundation for Gasholder
14	Blower Room
15	Building
16	Transformer Yard
17	Lab Building

ANNEXURE 3

LIST OF ALL PERMITS, LICENSES PERMISSIONS, CONSENTS AND
AUTHORISATIONS

1.   Tamil Nadu  Pollution Control Board Consultant under Water and Air Act to be renewed
2.   Power Purchase Agreement with TNEB
3.   CIEG Approval Renewed annually
4.   Factory Inspectorates approval to be obtained and renewed

ANNEXURE 4

LIST OF AFFILIATE TRANSACTIONS

NIL